Exhibit 99.1

Newmont Promotes Gary Goldberg to President and Chief Operating Officer

DENVER, July 25, 2012—Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today announced that Executive Vice President and Chief Operating Officer Gary Goldberg has been promoted to President and Chief Operating Officer, reflecting his increased scope and organizational responsibilities within Newmont.

Richard O’Brien, Newmont’s Chief Executive Officer, said, “Newmont is executing a comprehensive plan to drive profitable growth in production and sustainable increases in shareholder value. We have a strong management team, a solid balance sheet, great exploration potential, and a unique gold price-linked dividend that gives our shareholders direct leverage to gold prices. With the significant contributions he has already made, Gary has quickly established himself as a leader at Newmont and his promotion reinforces my confidence in our ability to execute our plan and deliver superior value for shareholders in the years ahead.”

Mr. Goldberg joined Newmont in December, 2011 as Executive Vice President and Chief Operating Officer and is responsible for worldwide Operations, Projects, Health, Safety and Loss Prevention, Security, Solutions and Innovation, and Business Excellence. He previously spent 30 years at Rio Tinto plc in increasingly senior positions in its gold, copper, coal, and industrial minerals businesses, including serving as President and Chief Executive Officer of Rio Tinto Minerals from 2006 to 2011.

Vincent Calarco, Newmont’s Chairman of the Board, said, “Since joining Newmont last year, Gary Goldberg has worked closely with Richard O’Brien and quickly demonstrated his deep mining experience as well as outstanding strategic, operating and financial skills. The Board is confident that Gary will make increasing contributions to Newmont’s ability to execute its plan, deliver profitable growth, focus on safety and effectively allocate capital to increase shareholder value.”

In addition to his positions at Rio Tinto, Mr. Goldberg served as Chairman of the National Mining Association in the U.S. from 2008 to 2010 and led its CEO’s Safety Council. While serving as President and CEO of Borax, the company was twice named America’s safest large mining operation by the federal Mine Safety & Health Administration and Borax was the first mining company to receive the California Governor’s Environmental and Economic Leadership Award. While serving as Managing Director of Coal & Allied Industries Limited in Australia, he was appointed to the Australian Government’s Business Roundtable on Sustainable Development. He holds a Bachelor of Science degree in Mining Engineering from the University of Wisconsin-Platteville and a Masters degree in Business Administration from the University of Utah.

Investor Contacts:
John Seaberg	303.837.5743	john.seaberg@newmont.com
Karli Anderson	303.837.6049	karli.anderson@newmont.com

Media Contacts:
Omar Jabara	303.837.5114	omar.jabara@newmont.com
Diane Reberger	303.967.9455	diane.reberger@newmont.com